UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 17, 2008

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As disclosed in Cepheid’s Current Report on Form 8-K filed on November 10, 2008, Cepheid accepted a settlement offer from UBS, the fund manager with whom it holds auction rate securities, to accept auction rate securities rights with respect to its auction rate securities. By accepting this offer, Cepheid was entitled to receive a “net no cost loan” for up to 75% of the market value of its auction rate securities. On December 17, 2008, Cepheid entered into a Credit Line Agreement, including an Addendum to Credit Line Account Application and Agreement (the “Credit Line”), which set forth the terms of this line of credit. Cepheid intends to borrow the maximum amount permitted under the Credit Line.

Borrowings under the Credit Line are payable upon demand; however, upon such demand, UBS or its affiliates will be required to provide alternative financing on substantially similar terms unless the demand right was exercised as a result of certain specified events or the customer relationship with UBS is terminated for cause by UBS. Borrowings under the Credit Line will bear interest at a rate equal to the London Interbank Offered Rate, adjusted daily, plus between 125 and 275 basis points (adjusted according to the amount of borrowings then outstanding), but in no event will exceed the rate of interest received on the auction rate securities pledged as collateral.

The form of Credit Line is filed as an exhibit to the Registration Statement on Form F-3 filed by UBS AG on October 7, 2008. The definitive Credit Line will be filed as an exhibit to our Annual Report on Form 10-K for 2008. The foregoing summary of the Credit Line does not purport to be complete and is qualified in its entirety by these exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: December 18, 2008	By:	/s/ Andrew D. Miller
Name: Andrew D. Miller
Title: Senior Vice President, Chief Financial Officer